Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

FIRST QUARTER 2018 FINANCIAL RESULTS

Regular Quarterly Dividend of $0.39 Per Share Declared for Second Quarter 2018

EVANSTON, Ill., May 3, 2018 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the first quarter ended March 31, 2018.

First Quarter 2018 Financial Highlights

•	Total investment income of $18.2 million

•	Net investment income of $7.4 million, or $0.30 per share

•	Adjusted net investment income of $8.9 million, or $0.36 per share(1)

•	Net increase in net assets resulting from operations of $15.0 million, or $0.61 per share

•	Invested $60.9 million in debt and equity securities, including five new portfolio companies

•	Received proceeds from repayments and realizations of $36.1 million

•	Paid regular quarterly dividend of $0.39 per share on March 23, 2018

•	Net asset value (NAV) of $398.2 million, or $16.28 per share, as of March 31, 2018

Management Commentary

“In the first quarter, our diverse investment portfolio continued to perform well, generating adjusted net investment income of $8.9 million, an 8.7% increase over the prior year. We were particularly pleased with the underlying performance of our equity portfolio, which generated $7.3 million in capital gains,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “As a result, our per share net asset value rose by 1.4% to $16.28 from 2017 year-end. Deal activity remained healthy, as expected, and we closed investments totaling $60.9 million, including five new portfolio companies, while we received repayments totaling $36.1 million. Looking forward, Fidus remains well positioned to generate attractive risk-adjusted returns by investing in high quality companies that have high free cash flows, strong yet defensible market positions and positive long-term outlooks.”

(1)	Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

First Quarter 2018 Financial Results

The following table provides a summary of our operating results for the three months ended March 31, 2018 (dollars in thousands, except per share data):

	Three Months Ended March 31,
	2018	2017	$ Change	% Change
Interest income	$14,735	$13,089	$1,646	12.6%
Payment-in-kind interest income	1,679	1,659	20	1.2%
Dividend income	338	658	(320)	(48.6%)
Fee income	1,437	782	655	83.8%
Interest on idle funds and other income	44	40	4	10.0%

Total investment income	$18,233	$16,228	$2,005	12.4%

Net investment income	$7,377	$7,859	$(482)	(6.1%)
Net investment income per share	$0.30	$0.35	$(0.05)	(14.3%)

Adjusted net investment income (1)	$8,907	$8,194	$713	8.7%
Adjusted net investment income per share (1)	$0.36	$0.37	$(0.01)	(2.7%)

Net increase in net assets resulting from operations	$15,025	$9,532	$5,493	57.6%
Net increase in net assets resulting from operations per share	$0.61	$0.42	$0.19	45.2%

The $2.0 million increase in total investment income for the three months ended March 31, 2018 as compared to the same period in 2017 was primarily attributable to (i) a $1.7 million increase in total interest income resulting from higher average debt investment balances outstanding, partially offset by a small decrease in weighted average debt yield and one additional portfolio company on non-accrual status, (ii) a $0.7 million increase in fee income resulting from a higher level of structuring fees earned due to a comparative increase in new investments, as well as an increase in prepayment fees, and (iii) a $(0.3) million decrease in dividend income from equity investments.

For the three months ended March 31, 2018, total expenses, including income tax provision, were $10.9 million, an increase of $2.5 million or 29.7%, from the $8.4 million of total expenses, including income tax provision, for the three months ended March 31, 2017. The increase was primarily attributable to (i) a $1.2 million increase in the capital gains incentive fee accrued, (ii) a $0.5 million increase in interest and financing expenses due to an increase in average borrowings outstanding, and (iii) a $0.6 million increase in base management and income incentive fees due to higher average total assets and higher pre-incentive fee net investment income.

Net investment income decreased by $(0.5) million, or (6.1)%, during the three months ended March 31, 2018 as compared to the same period in 2017, as a result of the $2.0 million increase in total investment income and offset by the $2.5 million increase in total expenses, including income tax provision. Adjusted net investment income (1), which excludes the capital gains incentive fee accrual, increased by $0.7 million, or 8.7%, due to the $2.0 million increase in total investment income, which exceeded the $1.3 million increase in total expenses, excluding the accrued capital gains incentive fee.

For the three months ended March 31, 2018, the total net realized gain on investments, net of income tax provision on realized gains, was $5.5 million, as compared to total net realized gain on investments, net of income tax provision on realized gains, of $5.1 million for the same period in 2017.

For the three months ended March 31, 2018, we recorded net change in unrealized appreciation of $2.1 million, as compared to net change in unrealized (depreciation) of $(3.4) million for the same period in 2017.

Portfolio and Investment Activities

As of March 31, 2018, the fair value of our investment portfolio totaled $632.2 million and consisted of 63 active portfolio companies and three portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 103.4% of the related cost basis as of March 31, 2018. As of March 31, 2018, three debt investments bore interest at a variable rate, which represented $26.2 million of our portfolio on a fair value basis, and the remainder of our debt portfolio was comprised of fixed rate investments. As of March 31, 2018, our average active portfolio company investment at amortized cost was $9.7 million, which excludes investments in the three portfolio companies that have sold their underlying operations. The weighted average yield on debt investments as of March 31, 2018 was 12.7%. The weighted average yield was computed using the effective interest rates for debt investments at cost as of March 31, 2018, including the accretion of OID and loan origination fees, but excluding investments on non-accrual status, if any.

First quarter 2018 investment activity included the following new portfolio company investments:

•	AVC Investors, LLC (dba Auveco), a provider of fasteners and autobody hardware to the automotive aftermarket and general industrial markets. Fidus invested $19.5 million in second lien debt and common equity.

•	B&B Roadway and Security Solutions, LLC, a leading manufacturer of traffic control and perimeter security solutions. Fidus invested $10.5 million in second lien debt and common equity and made a commitment for up to $0.1 million of additional common equity.

•	CRS Solutions Holdings, LLC (dba CRS Texas), a technology-enabled provider of comprehensive point-of-sale solutions to the hospitality end market. Fidus invested $9.8 million in second lien debt and common equity.

•	SpendMend LLC, a leading provider of spend visibility and audit recovery services to the healthcare industry. Fidus invested $11.0 million in second lien debt and common equity.

•	The Tranzonic Companies, a value-added supplier of disposable maintenance, cleaning, personal care and safety products to the “away-from-home” marketplace. Fidus invested $6.1 million in subordinated debt, preferred equity and common equity.

As of March 31, 2018, we had investments in two portfolio companies on non-accrual status, which had an aggregate cost and fair value of $18.7 million and $2.0 million, respectively.

Liquidity and Capital Resources

As of March 31, 2018, we had $32.8 million in cash and cash equivalents and $50.0 million of unused capacity under our senior secured revolving credit facility. As of March 31, 2018, we had SBA debentures outstanding of $214.5 million and $50.0 million outstanding of our 5.875% notes due 2023 (the “Public Notes”). As of March 31, 2018, the weighted average interest rate on debt outstanding was 3.796%.

Subsequent Events

On April 3, 2018, we invested $7.8 million in subordinated debt and common equity of UBEO, LLC, a premier provider of printer, copier, and related office equipment sales and services.

On April 12, 2018, we invested $12.0 million in second lien debt, preferred equity and common equity of Power Grid Components, Inc., a supplier of high quality, mission critical products used in the North American electric power grid.

On April 19, 2018, we exited our debt investment in Allied 100 Group, Inc. We received payment in full of $13.0 million on our subordinated debt.

Second Quarter 2018 Dividend of $0.39 Per Share Declared

On April 30, 2018, our Board of Directors declared a regular quarterly dividend of $0.39 per share for the second quarter of 2018, payable on June 22, 2018 to stockholders of record as of June 8, 2018.

When declaring dividends, our Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2018 taxable income, as well as the tax attributes for 2018 dividends, will be made after the close of the 2018 tax year. The final tax attributes for 2018 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

First Quarter 2018 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, May 4, 2018. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 4564609.

A live webcast of the conference call will be available at http://investor.fdus.com/events-presentations. Please access the website

15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on May 4, 2018 until 11:59pm ET on May 8, 2018 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 4564609. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	March 31, 2018 (unaudited)	December 31, 2017
ASSETS
Investments, at fair value
Control investments (cost: $6,448 and $6,294, respectively)	$4,950	$4,723
Affiliate investments (cost: $89,740 and $91,361, respectively)	127,775	123,011
Non-control/non-affiliate investments (cost: $515,376 and $480,139, respectively)	499,470	468,574

Total investments, at fair value (cost: $611,564 and $577,794, respectively)	632,195	596,308
Cash and cash equivalents	32,797	41,572
Interest receivable	6,155	7,411
Prepaid expenses and other assets	1,265	972

Total assets	$672,412	$646,263

LIABILITIES
SBA debentures, net of deferred financing costs	$209,548	$226,660
Public Notes, net of deferred financing costs	48,159	—
Borrowings under Credit Facility, net of deferred financing costs	(265)	11,175
Accrued interest and fees payable	1,050	2,712
Management and incentive fees payable – due to affiliate	12,916	11,217
Administration fee payable and other – due to affiliate	425	562
Taxes payable	2,135	500
Accounts payable and other liabilities	286	164

Total liabilities	274,254	252,990

Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 24,463,119 and 24,507,940 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively)	24	24
Additional paid-in capital	369,963	370,545
Undistributed net investment income	3,506	5,687
Accumulated net realized gain (loss) on investments, net of taxes and distributions	3,530	(2,001)
Accumulated net unrealized appreciation on investments	21,135	19,018

Total net assets	398,158	393,273

Total liabilities and net assets	$672,412	$646,263

Net asset value per common share	$16.28	$16.05

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended March 31,
	2018	2017
Investment Income:
Interest income
Control investments	$57	$—
Affiliate investments	1,655	2,260
Non-control/non-affiliate investments	13,023	10,829

Total interest income	14,735	13,089
Payment-in-kind interest income
Control investments	153	—
Affiliate investments	400	414
Non-control/non-affiliate investments	1,126	1,245

Total payment-in-kind interest income	1,679	1,659
Dividend income
Control investments	—	—
Affiliate investments	444	278
Non-control/non-affiliate investments	(106)	380

Total dividend income	338	658
Fee income
Control investments	—	—
Affiliate investments	(4)	6
Non-control/non-affiliate investments	1,441	776

Total fee income	1,437	782
Interest on idle funds and other income	44	40

Total investment income	18,233	16,228

Expenses:
Interest and financing expenses	3,082	2,584
Base management fee	2,685	2,313
Incentive fee	3,754	2,378
Administrative service expenses	399	351
Professional fees	510	469
Other general and administrative expenses	295	278

Total expenses	10,725	8,373

Net investment income before income taxes	7,508	7,855
Income tax provision (benefit)	131	(4)

Net investment income	7,377	7,859

Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	—	—
Affiliate investments	6,973	26
Non-control/non-affiliate investments	305	6,438
Net change in unrealized appreciation (depreciation):
Control investments	73	—
Affiliate investments	6,385	1,185
Non-control/non-affiliate investments	(4,341)	(4,591)
Income tax provision from realized gains on investments	(1,747)	(1,385)

Net gain on investments	7,648	1,673

Net increase in net assets resulting from operations	$15,025	$9,532

Per common share data:
Net investment income per share — basic and diluted	$0.30	$0.35

Net increase in net assets resulting from operations per share — basic and diluted	$0.61	$0.42

Dividends declared per share	$0.39	$0.39

Weighted average number of shares outstanding — basic and diluted	24,498,041	22,446,970

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three months ended March 31, 2018 and 2017.

	($ in thousands) Three months ended March 31, (unaudited)
	2018	2017
Net investment income	$7,377	$7,859
Capital gains incentive fee expense	1,530	335

Adjusted net investment income (1)	$8,907	$8,194

	(Per share) Three months ended March 31, (unaudited)
	2018	2017
Net investment income	$0.30	$0.35
Capital gains incentive fee expense	0.06	0.01

Adjusted net investment income (1)	$0.36	$0.37

(1)	Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
Fidus Investment Corporation	(212) 838-3777
(847) 859-3940	jburfening@lhai.com